EXHIBIT 10.1

NUVERA COMMUNICATIONS, INC.
2015 EMPLOYEE STOCK PLAN

(As Amended February 28, 2025)

1.	General Purpose of Plan; Definitions

a.    The name of this plan is the Nuvera Communications, Inc. 2015 Employee Stock Plan (the “Plan”). The purpose of the Plan is to enable Nuvera Communications, Inc. (the “Company”) and its Subsidiaries to attract and retain employees by aligning the financial interests of these individuals with the other shareholders of the Company. The Plan provides for the issuance of Company Common Stock upon the attainment of objectives under the Company’s 2006 Management Incentive Plan, as amended (“2006 Incentive Plan”) or successor plan or any incentive plan under which payments are based upon achievement of Company-defined objectives (each an “Eligible Plan”). The Plan is amended pursuant to the authority in Section 5.a. of the Plan.

b.    For purposes of the Plan, the following terms are defined:

i.    “Board” means the Board of Directors of the Company.

ii.    “Committee” means the Committee referred to in Section 2 of the Plan. If at any time there is no Committee, then the functions of the Committee specified in the Plan will be exercised by the Board, unless the Plan specifically states otherwise.

iii.    “Common Stock” means the Common Stock, $1.66 par value per share, of the Company.

iv.    “Company” means Nuvera Communications, Inc., a corporation organized under the laws of the State of Minnesota, and any successor corporation.

v.    “Employee” means an employee of the Company or any subsidiary of the Company.

c.    “Fair Market Value” means the value of the Share of Common Stock on a given date as determined by the Committee in good faith using reasonable valuation methods.

2.	Administration

a.    The Board has the power to delegate, by resolution, all or any portion of its authority under this Plan to any committee of the Board. Until such time as the Board delegates its authority under this Section 2, the Plan will be administered by the Board of Directors of the Company acting as a Committee of the Whole.

b.    The Committee will have the power and authority to designate by resolution to determine:

i.    The terms under which Common Stock may be issued under the Eligible Plans, are based upon achievement of Company-defined objectives, which objectives may include the appreciation in Company Common Stock value or related criteria, and may include the ability of Employees to elect to receive Common Stock.

ii.    The maximum percentage, if any, of the payout that Employee can elect to receive in Common Stock or the discretion of the Board to pay any earned incentive in cash or Common Stock, provided that these incentives will be paid in cash to the extent the Board determines incentives will not be paid in Common Stock.

iii.    The date or dates on which any Employee must elect whether to receive a payout under the Eligible Plans in Common Stock, which date or dates may be different for Employees that are executive officers of the Company or otherwise Reporting Persons subject to Section 16(a) of the Securities Exchange of 1934.

c.    The Committee also has the authority to:

i.    Adopt, alter and repeal administrative rules, guidelines and practices governing the Plan as it, from time to time, deems advisable;

ii.    Interpret the terms and provisions of the Plan; and

iii.    Otherwise supervise the administration of the Plan.

d.    All shares of Common Stock issued under the Plan are to be issued at Fair Market Value.

3.	Stock Subject to Plan

a.    The total number of shares of Common Stock reserved and available for issue under the Plan will be 200,000. If any Common Stock under this Plan is forfeited, or if an incentive terminates, or is cancelled without the delivery of any Common Stock, these shares will be added back to the limits described in this Plan and are again available for awards under the Plan. Common Stock withheld by the Company to satisfy the tax withholding obligation will not be added back to the applicable limit and any stock appreciation right that is settled in Common Stock will reduce the limit by the number of shares actually issued.

b.    Shares may be issued under the Plan only for achievement of objectives under the Eligible Plans, as operated by the Company on an annual or longer period.

c.    In the event of any merger, reorganization, consolidation, recapitalization, stock dividend, other change in corporate structure affecting the Common Stock, or spin-off or other distribution of assets to shareholders, the Board will have the power to make such substitution or adjustment in the aggregate number of shares reserved for issuance under the Plan, and in the number of outstanding unvested shares granted under the Plan, as may be determined to be appropriate by the Board, in its sole discretion.

4.	Eligibility

a.    Only Employees participating in the Eligible Plans, are eligible to receive Common Stock under the Plan.

5.	Amendments and Termination

a.    This Plan may be amended by the Board from time to time to the extent that the Committee deems necessary or appropriate. No amendment may be made without the approval of the shareholders of the Company however, if the amendment would increase the number of shares reserved under Section 3(a).

b.    No shares may be issued under the Plan for any purpose other than for issuance under the Eligible Plans.

6.	General Provisions

a.    Common Stock delivered under the Plan will be subject to such restrictions, if any, as the Committee may deem advisable under the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which the Common Stock is then listed, and any applicable federal or state securities laws, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to these restrictions.

b.    All shares received under this Plan will be subject to the Company’s Insider Trading Policy, as in effect from time to time.

c.    Nothing contained in this Plan will prevent the Board of Directors from adopting other or additional employee compensation arrangements, subject to shareholder approval if required.

7.	Effective Date of Plan; Termination of Plan

a.    The Plan will become effective on the date it is approved by a vote of the shareholders of the Company in accordance with Minnesota law. The amendments to the Plan are effective as of February 28, 2025.

b.    The Plan will operate for a period of twelve years and will expire on May 31, 2027.